Exhibit 12

February 15, 2023

Jake P. Noch

Chief Executive Officer

Music Licensing, Inc.

3811 Airport-Pulling Road North

Suite 203

Naples, FL 34105

Re: Music Licensing, Inc. (SONG)

Dear Mr. Noch:

I have acted, at your request, as special counsel to Music Licensing Inc., a Nevada corporation (the “Company”), in connection with the Company’s Regulation A Offering Statement on Form 1-A (the “Offering Statement”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the proposed issuance of 2,500,000,000 shares of common stock of at a price of $.03 per share (the “Shares”) of the Company; 750,000,000 of which are already outstanding and fully paid for, to be sold by the selling shareholder.

 In rendering this opinion, I have reviewed (a) statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein; (b) true copies of the Articles of Incorporation of Company and all amendments thereto; (c) the By-Laws of the Company; (d) selected proceedings of the board of directors of the Company authorizing the issuance of the Shares; (e) certificates of officers of the Company and of public officials; (f) and such other documents of the Company and of public officials as I have deemed necessary and relevant to the matter opined upon herein.

I have assumed (a) all of the documents referenced herein (collectively, the “Documents”) are true and correct copies of the original documents and the signatures on such documents are genuine; (b) the persons that executed the Documents have the legal capacity to execute the Documents; and (c) the status of the Documents as legally valid and binding instruments is not affected by any (i) violations of statutes, rules, regulations or court or governmental orders, or (ii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Based on the foregoing and subject to the qualifications, assumptions and other statements set forth herein, I am of the opinion that the 750,000,000 Shares which are outstanding and fully paid for are duly authorized, validly issued, fully paid and nonassessable; and that the additional 1,750,000,000 will be duly authorized, validly issued, fully paid and nonassessable. This opinion is based on Nevada corporate law and does not express any opinion with respect to federal law or other jurisdictions.

  I hereby consent to the filing of this opinion as an exhibit to the Offering Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very Truly Yours,

s: M. Amber Barger

M. Amber Barger